PART I.  ITEM 6(a) EXHIBITS                       EXHIBIT 11


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE

                                             12 Weeks Ended
                                          ---------------------
                                        (in thousands of dollars)
                                          April 26,    April 27,
                                             1997         1996
                                          ---------    ---------
Primary:

  Net loss applicable to common shares:   $ (2,411)    $ (2,120)
                                          =========    =========
Shares (in thousands of shares):

  Weighted average number of
    common shares outstanding               17,283       17,217

  Shares issuable under employee
    stock plans - weighted average              31           38

  Dilutive effect of exercise of
    certain stock options                       78           11

  Less:  Treasury stock - weighted
    average                                 (5,557)      (3,303)
                                          ---------    ---------

  Weighted average number of common
    and common equivalent shares
    outstanding                             11,835       13,963
                                          =========    =========

Net loss per common and common
    equivalent shares                     $  (0.20)    $  (0.15)
                                          =========    =========








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